Exhibit 10.9

                                        As Amended Through
                                        January 29, 1988


                     ELECTROMAGNETIC SCIENCES, INC.
                   1986 DIRECTORS' STOCK OPTION PLAN

                               ARTICLE I

                             DEFINITIONS

     As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

          (a) "Board" shall mean the Board of Directors of the Company.

          (b)  "Company" shall mean Electromagnetic Sciences,
Inc.

          (c) "Date of Grant" shall mean each date after the effective date of the Plan on which the stockholders of the Company shall elect directors at an Annual Meeting of such stockholders or any adjournment thereof.

          (d) "Fair Market Value" shall mean the closing sales price, or the mean between the closing high "bid" and low "asked" prices, as the case may be, of the Stock in the over-the-counter market on the day on which such value is to be determined, as reported by the National Association of Securities Dealers Automated Quotation System or successor national quotation service. If the Stock is listed on a national securities exchange, "Fair Market Value" shall mean the closing price of the Stock on such national securities exchange on the day on which such value is to be determined, as reported in the composite quotations for securities traded on such exchange provided by the National Association of Securities Dealers or successor national quotation service. In the event no such quotations are available for the day in question, "Fair Market Value" shall be determined by reference to the appropriate prices on the next preceding day for which such prices are reported.
          (e) "Option" shall mean a Directors' Stock Option to purchase Stock granted pursuant to the provisions of Article V hereof.

          (f) "Optionee" shall mean a person to whom an Option has been granted hereunder.

          (g) "Option Price" shall mean the price at which an Optionee may purchase a share of stock under a Stock Option
Agreement.

          (h)  "Plan" shall mean the Electromagnetic Sciences,
Inc. 1986 Directors' Stock Option Plan, the terms of which are set forth herein.

          (i) "Stock" shall mean the $.10 par value common stock of the Company or, in the event that the outstanding shares of Stock are hereafter changed into or exchanged for different stock or securities of the Company or some other corporation, such other stock or securities.

          (j) "Stock Option Agreement" shall mean an agreement between the Company and the Optionee under which the Optionee may purchase Stock in accordance with the Plan.

                          ARTICLE II

                           THE PLAN

     2.1  Name.  This plan shall be known as the "Electromagnetic
Sciences, Inc. 1986 Directors' Stock Option Plan."

     2.2 Purpose. The purpose of the Plan is to advance the interests of the Company and its stockholders by affording elected directors of the Company an opportunity to acquire or increase their proprietary interests in the Company, and thereby to encourage their continued service as directors and to provide them additional incentive to achieve the Company's growth objectives.

     2.3 Effective Date. The effective date of the Plan is January 31, 1986, which is the date of its adoption (subject to certain stated conditions) by the Board.

     2.4 Termination Date. The Plan shall terminate and no further Options shall be granted hereunder upon the tenth anniversary of its effective date.

                           ARTICLE III

                          PARTICIPANTS

     Each member of the Board, including each director who is an employee of the Company or its subsidiaries, shall participate in the Plan, provided that he is elected to a regular term as such a member at an Annual Meeting of stockholders, or any adjournment thereof.

                           ARTICLE IV

                SHARES OF STOCK SUBJECT TO PLAN

     4.1 Limitations. Subject to any antidilution adjustment pursuant to the provisions of Section 4.2 hereof, the maximum number of shares of Stock which may be issued and sold hereunder shall not exceed 45,000 shares. Shares subject to an Option may be either authorized and unissued shares or shares issued and later acquired by the Company; provided, however, the shares of Stock with respect to which an Option has been exercised shall not again be available for option hereunder. If outstanding Options granted hereunder shall terminate or expire for any reason without being wholly exercised prior to the end of the period during which Options may be granted hereunder, new Options may be granted hereunder covering such unexercised shares.

     4.2 Antidilution. In the event that the outstanding shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of merger, consolidation, reorganization, recapitalization, reclassification, combination of shares, stock splitup or stock dividend:

          (a) The aggregate number and kind of shares of Stock for which Options may be granted hereunder shall be adjusted appropriately;

          (b) The rights under outstanding Options granted hereunder, both as to the number of subject shares and the Option
Price, shall be adjusted appropriately; and

          (c) Where dissolution or liquidation of the Company or any merger or combination in which the Company is not a surviving corporation is involved, each outstanding Option granted hereunder shall terminate, but the Optionee shall have the right, immediately prior to such dissolution, liquidation, merger or combination, to exercise his Option, in whole or in part, to the extent that it shall not have been exercised, without regard to the date on which such Option would otherwise have become exercisable pursuant to Sections 5.4 and 5.6.

     The foregoing adjustments and the manner of application thereof shall be determined solely by the Board, and any such adjustment may provide for the elimination of fractional share interests. The adjustments required under this Article shall apply to any successor or successors of the Company and shall be made regardless of the number or type of successive events requiring adjustments hereunder.

                           ARTICLE V

                            OPTIONS

     5.1 Option Grant, Number of Shares and Agreement. On each Date of Grant, each person elected to a regular term as a director at the respective Annual Meeting of stockholders (or any adjournment thereof) shall automatically be granted an Option to purchase the maximum number of shares having an aggregate fair market value on the Date of Grant not exceeding the aggregate compensation payable to such person for services as a director during the forthcoming year, based solely on assumed attendance at four regular Board Meetings and on rates of compensation in effect on the March 1 immediately preceding the Date of Grant, without reference to any additional compensation for committee membership or meetings. Each Option so granted shall be evidenced by a written Stock Option Agreement, dated as of the Date of Grant and executed by the Company and the Optionee, stating the Option's duration, times of exercise, and exercise price. The terms and conditions of the Option shall be consistent with the Plan.

     5.2 Option Price. The Option Price of the Stock subject to each Option shall be the Fair Market Value of the Stock on its Date of Grant.

     5.3 Exercise Period. The period for the exercise of each Option shall expire on the sixth anniversary of the Date of Grant.

     5.4  Option Exercise.

          (a) Subject to the effects of prior termination as director as provided in Section 5.6, an Option shall become exercisable in full on the first anniversary of the Date of Grant, and shall remain exercisable thereafter at all times prior to expiration of the Option, regardless of whether the Optionee thereafter continues to serve as a member of the Board.

          (b) An Option may be exercised at any time or from time to time during the term of the Option as to any or all full shares which have become exercisable in accordance with this Section, but not as to less than 25 shares unless the remaining shares that are so exercisable are less than 25 shares. The Option Price is to be paid in full in cash upon the exercise of the Option; provided, however, that in lieu of cash all or any portion of the Option Price may be paid by tendering to the Company shares of Stock duly endorsed for transfer and owned by the Optionee, to be credited against the Option Price at their Fair Market Value at the time of exercise. The holder of an Option shall not have any of the rights of a stockholder with respect to the shares of Stock subject to the Option until such shares have been issued or transferred to him upon the exercise of his Option.

          (c) An Option shall be exercised by written notice of exercise of the Option, with respect to a specified number of shares of Stock, delivered to the Company at its principal office, and by payment to the Company in accordance with the preceding paragraph at said office of the full amount of the Option Price for such number of shares. In addition to and at the time of payment of the Option Price, the Optionee shall pay to the Company in cash the full amount of any federal and state withholding or other employment taxes applicable to the taxable income of such Optionee resulting from such exercise; provided, however, that all or any portion of such tax obligations, together with additional taxes not exceeding the actual additional taxes to be owed by the Optionee as a result of such exercise, may, upon the irrevocable election of the Optionee, be paid by tendering to the Company shares of Stock duly endorsed for transfer and owned by the Optionee, or by authorization to the Company to withhold shares of Stock otherwise issuable upon exercise of the Option, in either case in that number of shares having a Fair Market Value at the time of exercise equal to the amount of such taxes thereby being paid, and subject, in the case of any Optionee who is required to file reports under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), to such restrictions as to the approval and timing of any such election as the Company may from time to time determine to be necessary or appropriate to satisfy the conditions of the exemption set forth in Rule 16b-3 under the 1934 Act.

     5.5 Nontransferability of Option. Options may not be transferred by an Optionee otherwise than by will or the laws of descent and distribution. During the lifetime of an Optionee, his Option may be exercised only by him (or by his guardian or legal representative, should one be appointed). In the event of the death of an Optionee, any Option held by him may be exercised by his legatee(s) or other distributee(s) or by his personal representative.

     5.6 Termination as a Director. In the event of an Optionee's termination as a member of the Board (other than a termination that is due either to death or disability) prior to the earlier of the first anniversary of the Date of Grant or the first Annual Meeting (or adjournment thereof), occurring after the Date of Grant of an Option, at which the stockholders shall elect directors, such Option shall not thereafter become exercisable in whole or in part, and shall thereupon terminate.


                             ARTICLE VI

                          STOCK CERTIFICATES

     The Company shall not be required to issue or deliver any certificate for shares of Stock purchased upon the exercise of any Option granted hereunder or any portion thereof, prior to fulfillment of all of the following conditions:

     (a) The admission of such shares to listing on all stock exchanges on which the Stock is then listed;

     (b) The completion of any registration or other qualification of such shares under any federal or state law or under the rules or regulations of the Securities and Exchange
Commission or any other governmental regulatory body, which the Company upon the advice of counsel shall determine to be necessary or advisable;

     (c) The obtaining of any approval or other clearance from any federal or state governmental agency which the Company upon the advice of counsel shall determine to be necessary or advisable; and

     (d) The lapse of such reasonable period of time following the exercise of the Option as may be appropriate for reasons of administrative convenience.


                               ARTICLE VII

           TERMINATION, AMENDMENT AND MODIFICATION OF PLAN

     The Board may at any time terminate the Plan, and may at any time and from time to time and in any respect amend or modify the Plan; provided, however, that if the Plan is approved by the stockholders of the Company, the Board may not thereafter, without further stockholder approval, amend the Plan:

          (a) To materially increase the total number of shares of Stock subject to the Plan, except as contemplated in Section
4.2 hereof;

          (b) To materially modify the requirements as to eligibility for participation in the Plan; or

          (c) To otherwise materially increase the benefits accruing to participants under the Plan.

     No amendment of the Plan shall alter or impair any of the rights or obligations under any Option theretofore granted under the Plan without the consent of the Optionee.


                           ARTICLE VIII

                RELATIONSHIP TO OTHER COMPENSATION PLANS

     The adoption of the Plan shall not affect any other stock option, incentive or other compensation plans in effect for the Company or any of its subsidiaries, nor shall the adoption of the Plan preclude the Company from establishing any other forms of incentive or other compensation plan for directors of the Company.


                            ARTICLE IX

                           MISCELLANEOUS
     9.1 Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of the Company.

     9.2 Singular, Plural; Gender. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

     9.3 Headings, etc., No Part of Plan. Headings of articles and paragraphs hereof are inserted for convenience and reference, and do not constitute a part of the Plan.